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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                  ______________


                                     FORM 8-K


                                  CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d) of the
                          SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported): December 14, 1995



                             BT Financial Corporation
              (Exact name of registrant as specified in its charter)



           Pennsylvania         0-12377           25-1441348
(State or other jurisdiction  (Commission        (IRS Employer
      of incorporation)       File Number)    Identification No.)



        551 Main Street, Johnstown, Pennsylvania  15901
     (Address of principal executive offices)     (Zip code)



Registrant's telephone number, including area code: 814-532-3801





                                Page 1 of __ pages.
                             Exhibit Index on page _.
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Item 2.   Acquisition or Disposition of Assets.

          On December 14, 1995, BT Financial Corporation, a Pennsylvania corporation (the "Company"), consummated the acquisition (the "Acquisition") of 100% of the outstanding shares of common stock of The Huntington National Bank of Pennsylvania, a national banking association (the "Bank") pursuant to a Stock Purchase Agreement (the "Agreement") dated as of September 1, 1995, by and among the Company, the Bank, and Huntington Bancshares West Virginia, Inc., an Ohio corporation ("Huntington"). The purchase price was $25.50 per share of common stock of the Bank (the "Purchase Price"), with the aggregate Purchase Price being $25,500,000.00. The aggregate Purchase Price was determined on the basis of arms' length negotiations between representatives of the Company and Huntington. Immediately thereafter, the Bank was merged with and into Fayette Bank, a Pennsylvania bank and wholly-owned subsidiary of the Company ("Fayette"), with Fayette as the resulting institution, pursuant to the Agreement and Plan of Merger made by and between Fayette and the Bank.

          The funds used by the Company to pay the aggregate Purchase Price were obtained from a loan from Mellon Bank, N.A. ("Mellon") and proceeds from the sale of investment securities now held in the Bank's investment portfolio. Mellon provided a credit facility in the total amount of $33,000,000, pursuant to the Loan Agreement dated December 14, 1995. This credit facility consists of a $20,000,000 term loan (the "Term Loan") and a $13,000,000 short term advance facility (the "Short Term Advance"). Proceeds from the Term
Loan have been applied to refinance $7,480,000 in outstanding debt (as of December 1995) of the Company to Mellon. The balance of the proceeds from the Term Loan of $12,520,000 were applied to finance a portion of the aggregate Purchase Price. Proceeds from the Short Term Advance were applied to finance the remaining portion of the Purchase Price and to repay the Bank's indebtedness to Huntington. After repayment of the Short Term
Advance, the Company's long-term debt will have increased from $7,480,000
(as of September 30, 1995) to approximately $20 million. The following is a summary of the sources and uses of funds for this transaction.

                                                       Sources

               Term Loan                               $20,000,000
               Short Term Advance                       13,000,000
               Sales of Securities                      23,500,000
               ---------------------------------------------------
               Total Sources                           $56,500,000

                                                       Uses

               Cash Price                              $25,500,000
               Repay Intercompany Debt                  10,500,000
               Repay Existing Debt                       7,480,000
               Repay Short Term Advance                 13,000,000
               ---------------------------------------------------
               Total Uses                              $56,480,000


          The principal of the Term Loan is repayable in 28 equal quarterly installments. The Term Loan (or portions thereof if the Company elects to pay different rates of interest on portions of the Term Loan) bears interest at a rate
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per annum for each day equal to the prime rate of Mellon for such day or an as-
offered rate per annum as set by Mellon in its sole discretion. The unpaid principal amount of the Short Term Advance bears interest for each day until due at a rate per annum for each day equal to the prime rate of Mellon minus 1/4 of 1%. The Short Term Advance must be repaid in full within 30 days of the closing of the Acquisition and will be repaid using proceeds from the sale of certain investment securities of the Bank. The loan may be prepaid in whole or in part at any time. The Loan Agreement also has certain affirmative and restrictive covenants with which the Company is in compliance.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (a) Financial Statements of Businesses Acquired. It is impracticable for the Company to provide the financial statements of the Bank required by this
Item 7(a) at the time of filing of this report on Form 8-K, and none of such financial statements are available at such time. Accordingly, in accordance with Item 7(a)(4) of Form 8-K, the Company will file the required financial statements of the Bank in an amendment to this report on Form 8-K as soon as is practicable, but not later than 60 days after December 29, 1995.

          (b) Pro Forma Financial Information. It is impracticable for the Company to provide the pro forma financial information relative to the Bank required by this Item 7(b) at the time of filing of this report on Form 8-K, and none of such pro forma financial information is available at such time. Accordingly, in accordance with Item 7(b)(2) of Form 8-K, the Company will file the required pro forma financial information relative to the Bank in an amendment to this report on Form 8-K as soon as is practicable, but not later than 60 days after December 29, 1995.
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          (c)  Exhibits.

          Exhibit No.              Description
          -----------              -----------

          2.1                      Stock Purchase Agreement dated September 1,
                                   1995

          2.2                      Agreement and Plan of Merger dated
                                   December 14, 1995

          99.1                     Press Release dated December 18, 1995


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                                     SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              BT Financial Corporation


Date:  December 29, 1995      By:  /s/ John H. Anderson
                                   -----------------------------
                                   John H. Anderson
                                   Chairman and Chief Executive Officer

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                                   EXHIBIT INDEX

                                                       Sequential
Exhibit No.              Description                    Page No.
-----------              -----------                   ----------

2.1                      Stock Purchase Agreement         __
                         dated September 1, 1995

2.2                      Agreement and Plan of Merger     __
                         dated December 14, 1995

99.1                     Press Release dated              __
                         December 18, 1995